Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@therespowerinone.com	sbell@therespowerinone.com

News Release
May 9, 2012

FIRST NATIONAL CORPORATION ANNOUNCES RIGHTS OFFERING
TO EXISTING SHAREHOLDERS

STRASBURG, Va., May 9, 2012 -- First National Corporation (OTCBB: FXNC) (the “Company”) announces that it has filed a registration statement on Form S-1 with the Securities and Exchange Commission for a rights offering to existing shareholders to purchase up to 2,955,649 shares of its common stock at a subscription price of $4.00 per share.  The Company is seeking to raise up to $11.8 million in the rights offering.

First National Corporation intends to commence the rights offering during the second quarter of 2012.  In the rights offering, for each share of common stock held as of the record date, May 4, 2012 a shareholder will receive one nontransferable right to subscribe for one share of common stock in the offering (the "Basic Subscription Right") at a price of $4.00 per share. Shareholders who exercise their Basic Subscription Right also have the opportunity to exercise an over-subscription privilege to purchase shares not purchased by other shareholders.

In connection with the rights offering, the Company has separately entered into standby purchase agreements with certain standby purchasers (the “Standby Purchasers”), pursuant to which the Standby Purchasers have agreed to purchase, upon expiration of the rights offering, an aggregate of up to 425,000 shares of common stock at the subscription price of $4.00 per share, if such shares are available after shareholders exercise their Basic Subscription Right and over-subscription privilege.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Copies of the prospectus, when available, may be obtained by contacting: M. Shane Bell at the Company at 112 West King Street, Strasburg, Virginia, 22657, telephone number (540) 465-9121.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its other reports, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 10 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.